UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2023

SideChannel, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28745	86-0837077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

146 Main Street, Suite 405, Worcester, MA 01608

(Address of principal executive offices) (Zip Code)

(508) 925-0114

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SDCH	OTC Markets Group (OTCQB)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On November 6, 2023, Anthony Ambrose, a current Member of the Board of Directors (“Board”) of SideChannel, Inc., (the “Company”), and the Chairman of the Nomination and Corporate Governance Committee, has informed the Company of his upcoming retirement from the Board of Directors.

Mr. Ambrose will remain a member of the Board until the Company’s next Annual Stockholders Meeting (“Annual Meeting”), at which time Mr. Ambrose will not stand for re-election as a Member of the Board.

Mr. Ambrose’s departure is not the result of any disagreement with the Company’s management, the Company’s Board or the Company on any matter related to its operations, policies or practices.

In recognition of Mr. Ambrose’s tenure and contributions to the Company during his nearly five years of service as a member of the Board, the Company will accelerate the vesting of Mr. Ambrose’s 333,334 restricted stock units, which were awarded to Mr. Ambrose on July 2, 2022 and previously scheduled to vest pro-ratably on June 1, 2024 and on June 1, 2025. The full amount of unvested restricted stock units will now vest on January 2, 2024. The full terms of Mr. Ambrose’s separation will be formalized in a forthcoming Separation Agreement between the Company and Mr. Ambrose.

In accordance with the requirements of Item 5.02(a) of Form 8-K, the Company has provided Mr. Ambrose with a copy of the disclosures contained in this Current Report on Form 8-K no later than the day of filing this Form 8-K with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(a) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SideChannel, Inc.

Date: November 6, 2023	By:	/s/ Brian Haugli
	Name:	Brian Haugli
	Title:	Chief Executive Officer